                                                                    EXHIBIT 99.1

[Millennium Chemicals LOGO]
NEWS RELEASE

Contact: Mickey Foster
         Vice President
         Corporate and Investor Relations
         (410) 229-4444

                                                           FOR IMMEDIATE RELEASE

                  MILLENNIUM CHEMICALS ANNOUNCES SECOND QUARTER
                         FINANCIAL AND OPERATING RESULTS

Hunt Valley, Maryland, August 20, 2003 -- Millennium Chemicals (NYSE-MCH) ("Millennium") filed its second quarter 2003 Form 10-Q yesterday, which reflects all accounting corrections for the restatement items discussed below. Millennium reported a second quarter 2003 basic and diluted EPS loss of $(0.14) compared to basic and diluted EPS of $0.02 per share in the second quarter of 2002. Excluding unusual items, the second quarter 2003 EPS loss was $(0.06) compared to an EPS loss of $(0.02) in the second quarter of 2002.(1)

Robert E. Lee, President and CEO said, "While Millennium's recent results have been disappointing, we are confident that the steps we are taking to improve our cost structure and operations will benefit our company."

In the second quarter of 2003, Millennium reported a net loss of $(9) million compared to net income of $2 million in the second quarter last year. Included in the second quarter 2003 results are after tax costs of $4 million, or $0.06 per share, associated with Equistar's early payment of debt using proceeds from its private placement of senior notes completed in April 2003. An after-tax profit of $3 million, or $0.04 per share, related to the resolution of certain legacy claims was recorded in the second quarter of 2002.

Operating income from majority-owned businesses was $24 million in the second quarter of 2003, an improvement of $4 million from $20 million in the second quarter of 2002 and a decrease of $3 million from $27 million in the first quarter of 2003. Second quarter 2003 sales from those businesses were $416 million compared to $405 million in the second quarter of 2002.

Restatement of Financial Statements

As a result of errors discovered in the third quarter of 2003, the Company is restating its financial statements for the years 1998 through 2002 and for the first quarter of 2003, to correct

----------
(1) See Table V below for a quantification of the unusual items and a reconciliation between EPS as adjusted for these unusual items and EPS determined according to accounting principles generally accepted in the United States of America ("GAAP").

its accounting for deferred taxes relating to its Equistar investment and French subsidiaries, the calculation of its pension benefit obligations and its accounting for a multi-year precious metals transaction. The Company's independent auditors, PricewaterhouseCoopers LLP, concur with the Company's decision to restate its financial statements.

For a description of these restatements and a reclassification of selling, development and administrative costs previously allocated to the Company's investment in Equistar, please see the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2003, filed on August 19, 2003 and, in particular, "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Restatement of Financial Statements," located therein. The information in the attached Tables I through V has been adjusted to reflect these restatements and such reclassification. The Company intends to file an amendment to its Annual Report on Form 10-K for the year ended December 31, 2002 and an amendment to its Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 to reflect these restatements and such reclassification.

Titanium Dioxide

The Titanium Dioxide (TiO[u]2) segment reported second quarter operating income of $23 million, compared to $15 million in the second quarter of 2002 and $21 million in the first quarter of 2003.

In local currencies, average second quarter prices increased 7 percent from the second quarter of 2002 and were comparable to the first quarter of 2003. In US dollar terms, the second quarter worldwide average selling prices increased 15 percent from the second quarter of 2002 and increased 2 percent from the first quarter of 2003.

Second quarter 2003 TiO[u]2 sales volume of 145,000 metric tons represented a decrease of 15 percent from the second quarter of 2002 and was equal to the first quarter of 2003. Sales volume trended down each month during the quarter and was lower than expected due to the weak global economy and adverse weather, primarily in North America.

The second quarter 2003 TiO[u]2 operating rate was 96 percent of annual nameplate capacity of 690,000 metric tons compared to 89 percent in the second quarter of 2002 and 88 percent in the first quarter of 2003. The Company's TiO[u]2 finished goods inventories increased during the second quarter.

Outlook

Operating profit in the TiO[u]2 business segment is expected to decline in the third quarter of 2003 compared to the second quarter of 2003 as production may slow to meet a softer demand outlook due to continuing weakness resulting from uncertain worldwide economic conditions and competitive pressures. Weakening foreign currencies against the US dollar and competitive pricing may result in downward pressure on average US dollar TiO[u]2 selling prices in the third quarter of 2003.

Acetyls

The Acetyls segment reported second quarter operating income of $5 million compared to $3 million in the second quarter of 2002 and $7 million in the first quarter of 2003. The extended acetic acid plant shutdown impacted profits by about $3 million in the second quarter of 2003.

In the aggregate, the weighted-average US dollar price for VAM and acetic acid in the second quarter of 2003 increased 42 percent compared to the second quarter of 2002 and 8 percent from the first quarter of 2003. Margins for the same periods have not increased similarly due to rising natural gas feedstock prices. Aggregate volume for VAM and acetic acid in the second quarter of 2003 decreased 13 percent from the second quarter of 2002 and decreased 10 percent from the first quarter of 2003.

Outlook

Operating profit in the Acetyls business segment for the third quarter of 2003 is expected to be similar to the second quarter of 2003 reflecting stable market conditions in Europe and the Americas. Higher natural gas costs in the second quarter of 2003, which flow through cost of goods sold in the third quarter of 2003, offset the benefit from the absence of the plant shutdown which occurred in the second quarter.

Specialty Chemicals

The Specialty Chemicals segment reported second quarter of 2003 operating income of $2 million, equal to both the second quarter of 2002 and the first quarter of 2003. Sales volume increased 34 percent from the second quarter of 2002 and 8 percent from the first quarter of 2003. Average selling prices decreased 21 percent compared to the second quarter of 2002 and 11 percent from the first quarter of 2003. The price of crude sulfate turpentine ("CST"), the key raw material, increased 30 percent from last year's second quarter and the first quarter of 2003.

Outlook

Operating profit for the Specialty Chemicals business segment in the third quarter of 2003 is expected to be similar to the second quarter of 2003. Fragrance chemicals markets remain competitive, but new flavor products are contributing to results. CST is expected to be in short supply, and costs are expected to be higher, requiring the use of a higher-cost alternative to CST.

Equistar

Millennium's 29.5 percent stake in Equistar generated a post-interest loss on investment of $(14) million in the second quarter of 2003 compared to a loss of $(8) million in the second quarter of 2002 and a $(43) million loss in the first quarter of 2003. Equistar's Gulf Coast olefin plants that can consume liquid raw materials demonstrated their differential cost advantage despite crude oil prices remaining high, averaging close to $30 per barrel for the second quarter. This advantage was partially offset by depressed volumes for Equistar and for the chemical industry, caused by post-Iraq war inventory reductions, the impact of SARS, and generally poor economic conditions.

Compared to the first quarter of 2003, Equistar's performance improvement was primarily a function of the lower cost of ethylene production at its Gulf Coast liquid-based olefin plants. This raw material advantage was largely responsible for an improvement of approximately $100 million in Equistar's net income. CMAI, an independent chemical industry consultant, estimates that the average cost of producing ethylene across the industry decreased by approximately 5 cents per pound compared to the first quarter of 2003. However, as a result of Equistar's flexibility to process liquid raw materials, its equivalent costs decreased by nearly 8 cents per pound. Complementing this improvement, CMAI estimates that polymer pricing averaged 3 cents per pound higher than the first quarter average price. The positive impacts of the lower ethylene production costs and higher polymer prices were partially offset by significant volume reductions in ethylene and derivatives. As a group, Equistar's ethylene and derivative products sales volume were about 13 percent below first quarter 2003 sales levels. Equistar's polymers sales volume was impacted by the first quarter 2003 sale of the Bayport polypropylene.

Millennium's share of Equistar's underlying second quarter sales was $471 million and operating income was $8 million. Equistar did not distribute any cash to Millennium in the second quarter of 2003.

Outlook

During the second quarter of 2003, Equistar's sales volume generally demonstrated a slow but steady improvement and this trend has continued into the third quarter of 2003. Equistar expects to continue to benefit from its liquid raw material advantage, although this advantage may not be as strong as the second quarter of 2003. The potential for continued raw material cost volatility represents an uncertainty, but Equistar believes that market fundaments will continue to favor its liquid-based olefins position. Performance in the third quarter of 2003 will be largely dependent upon the pace of global economic recovery. Assuming moderate economic recovery and improved global stability, Equistar would expect to benefit from strengthening sales volume and moderating raw material prices. However, given current depressed industry operating rates, it will be difficult to achieve and sustain product margin improvements in the near term.

Debt and Capital Spending

Net debt (total debt less cash) at June 30, 2003 and July 31, 2003, totaled $1.196 billion compared to $1.145 billion at March 31, 2003.

Year-to-date capital spending was $19 million compared to $25 million during the first six months of 2002. Depreciation and amortization was $55 million for Millennium's majority-owned businesses in the first six months of 2003. Full year capital spending is expected to be approximately $50 million in 2003, while depreciation and amortization should total about $110 million.

For a further description of the Company's indebtedness and capital spending and its liquidity and capital resources, please see the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2003 filed on August 19, 2003 and, in particular, "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Liquidity and Capital Resources," located therein.

Cost Reduction Program

On July 21, 2003, the Company announced that it would implement a program to reduce costs. This program will result in the departure of approximately 175 employees worldwide. The Company also announced that its offices in Red Bank, New Jersey would close effective September 1, 2003 as part of this program, and that its executive headquarters would be relocated to Hunt Valley, Maryland, where the Company has existing administrative offices. Given the volatile industry in which it operates, the Company stated that it was implementing the program to reduce expenses and strengthen its balance sheet.

The Company expects to realize approximately $20 million of annual operating expense savings from the cost-reduction program announced on July 21, 2003. The majority of the cost reduction program is expected to be completed by the fourth quarter of 2003. The Company expects to record charges totaling approximately $20 million to $25 million associated with this program.

The Company has recorded charges of $1 million in the second quarter of 2003 for severance-related costs for departing Red Bank, New Jersey employees. Most of the remaining estimated charges for this program not included in the second quarter 2003 results, including contractual commitments for ongoing lease costs for the remaining term of the lease agreement for the Red Bank office, are expected to be included in the third quarter 2003 results. Smaller charges are expected to be recorded for several quarters subsequent to the third quarter of 2003. Cash payments, estimated at approximately $15 million, for implementation of this program are expected to be made in the third quarter of 2003. The remainder of the cash payments relating to the reorganization, which are estimated to be $5 million to $10 million, will be disbursed in subsequent quarters.

CORPORATE OFFICE ADDRESS CHANGE

Effective September 1, 2003, Millennium's corporate headquarters office address is:

                              Millennium Chemicals
                                 20 Wight Avenue
                                    Suite 100
                           Hunt Valley, Maryland 21030
                         Telephone number: 410-229-4400

This release is qualified in its entirety by, and simply summarizes certain portions of, the Form 10-Q which was filed yesterday.

Millennium Chemicals (website: www.millenniumchem.com) is a major international chemicals company, with leading market positions in a broad range of commodity, industrial, performance and specialty chemicals.

Millennium Chemicals is:

o The second-largest producer of TiO[u]2 in the world, the largest merchant seller of titanium tetrachloride and a major producer of zirconia, silica gel and cadmium/based pigments;

o The second-largest producer of acetic acid and vinyl acetate monomer in North America;

o    A leading producer of terpene-based fragrance and flavor chemicals; and,

o Through its 29.5% interest in Equistar Chemicals, LP, a partner in the second-largest producer of ethylene and third-largest producer of polyethylene in North America, and a leading producer of performance polymers, oxygenated chemicals, aromatics and specialty petrochemicals.

The statements in this press release that are not historical facts are, or may be deemed to be, "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by the use of forward-looking terminology such as "prospects," "outlook," "believes," "estimates," "intends," "may," "will," "should," "anticipates," "expects" or "plans," or the negative or other variation of these or similar words, or by discussion of trends and conditions, strategy or risks and uncertainties. In addition, from time to time, Millennium or its representatives have made or may make forward-looking statements in filings that Millennium makes with the Securities and Exchange Commission, in press releases or in written or oral statements made by or with the approval of one of its authorized executive officers. These forward-looking statements are only present expectations reflecting current assumptions about future events. Actual events or results may differ materially. Factors that could cause such a difference include: the cyclicality and volatility of the segments of the chemical industry in which Millennium and Equistar Chemicals, LP ("Equistar") operate, particularly fluctuations in the demand for ethylene, its derivatives and acetyls and the sensitivity of these industry segments to capacity additions; general economic conditions in the geographic regions where Millennium and Equistar generate sales, and the impact of government regulation and other external factors, in particular the events in the Middle East; the ability of Equistar to distribute cash to its partners and uncertainties arising from Millennium's minority interest in Equistar, and Millennium's contractual commitments regarding possible future capital contributions to Equistar; changes in the cost of energy and raw materials, particularly natural gas and ethylene, and Millennium's and Equistar's ability to pass on cost increases to their respective customers; the Company's substantial indebtedness and its impact on the Company's cash flow, business operations and ability to obtain additional financing -- failure to comply with the covenants and other restrictions in the Company's debt instruments would lead to additional restrictions and costs, or an acceleration of our indebtedness; limitations on credit extended to the Company and demands from creditors and suppliers for additional credit restrictions or security; the ability of raw material suppliers to fulfill their commitments; the ability of Millennium and Equistar to achieve their productivity improvement, cost reduction and working capital targets, and the occurrence of operating problems at manufacturing facilities of Millennium or Equistar; risks of doing business outside the United States, including currency fluctuations; the cost of compliance with the extensive environmental regulations affecting the chemical industry and exposure to liabilities for environmental remediation and other environmental matters relating to Millennium's or Equistar's current and former operations; pricing and other competitive pressures; legal proceedings relating to present and former operations (including proceedings based on alleged exposure to lead-based paints and lead pigments, asbestos and other materials), ongoing and future tax audits, pension and retiree medical costs, and other claims. A further description of these risks, uncertainties and other matters can be found in Exhibit 99.1 to Millennium's Quarterly Report on Form 10-Q for the period ended June 30, 2003. Millennium disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

                                      # # #

           Listen in live to Millennium's 2003 second quarter earnings and outlook discussion on Thursday, August 21, 2003
                        at 11:00 a.m. EDT via webcast at
                   http://www.millenniumchem.com and click on
                          the Investor Relations icon.
                   The teleconference number is 973-935-8504.
         Replay will be available until August 28, 2003 at 973-341-3080, reservation #4126032.

                            MILLENNIUM CHEMICALS INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                        (Millions, except per share data)

TABLE I

                                                   Three months ended    Six months ended
                                                         June 30,            June 30,
                                                  --------------------   --------------------
                                                    2003       2002        2003       2002
                                                  -------   ----------   -------   ---------
                                                            (Restated)             (Restated)
Net sales                                         $   416    $   405     $   831    $   756
Operating costs and expenses
   Cost of products sold                              326        335         657        628
   Selling, development and administrative             37         25          67         51
   Depreciation and amortization                       28         25          55         50
   Reorganization costs                                 1         --           1         --
                                                  -------    -------     -------    -------
Operating income                                       24         20          51         27
Net interest expense                                  (23)       (21)        (45)       (42)
Loss on Equistar investment
   - operating income (loss)                            8          7         (17)       (15)
   - interest                                         (16)       (15)        (30)       (30)
   - loss on sale of assets                            --         --          (4)        --
   - debt prepayment cost                              (6)        --          (6)        --
Net other expense                                      (1)        --          (1)        (1)
                                                  -------    -------     -------    -------

Loss before income taxes, minority interest and
   cumulative effect of accounting change             (14)        (9)        (52)       (61)
Benefit from income taxes                               6         11          21         31
                                                  -------    -------     -------    -------

(Loss) income before minority interest and
   cumulative effect of accounting change              (8)         2         (31)       (30)
Minority interest                                      (1)        --          (4)        (1)
                                                  -------    -------     -------    -------

(Loss) income before cumulative effect of
   accounting change                                   (9)         2         (35)       (31)
Cumulative effect of accounting change                 --         --          (1)      (305)
                                                  -------    -------     -------    -------
Net (loss) income                                 $    (9)   $     2     $   (36)   $  (336)
                                                  =======    =======     =======    =======
Basic and diluted EPS ($/share)
   - before accounting change                     $ (0.14)   $  0.02     $ (0.54)   $ (0.49)
   - from accounting change                            --         --       (0.02)     (4.80)
                                                  -------    -------     -------    -------
   - after accounting change                      $ (0.14)   $  0.02     $ (0.56)   $ (5.29)
                                                  =======    =======     =======    =======

Weighted-average number of shares used to
   compute basic EPS                               63.973     63.546      63.913     63.511
Weighted-average number of shares used to
   compute diluted EPS                             63.973     63.976      63.913     63.511

                            MILLENNIUM CHEMICALS INC.
                               SEGMENT INFORMATION
                                   (Millions)

TABLE II

                                             2002                  2003
                                -----------------------------   ---------
                                1Q*   2Q*   3Q*   4Q*    FY*    1Q*    2Q
                                ---   ---   ---   ---   -----   ---   ---
NET SALES
Titanium Dioxide                262   300   296   271   1,129   288   293
Acetyls                          65    83    91    95     334   102    99
Specialty Chemicals              24    22    24    21      91    25    24
                                ---   ---   ---   ---   -----   ---   ---
TOTAL                           351   405   411   387   1,554   415   416

OPERATING INCOME(1)
Titanium Dioxide                 10    15    21    17      63    21    23
Acetyls                          (8)    3     8     8      11     7     5
Specialty Chemicals               4     2     2    (2)      6     2     2
Other                             1    --    (1)   --      --    (3)   (6)
                                ---   ---   ---   ---   -----   ---   ---
TOTAL                             7    20    30    23      80    27    24

DEPRECIATION AND AMORTIZATION
Titanium Dioxide                 20    20    21    22      83    22    23
Acetyls                           3     3     3     2      11     3     3
Specialty Chemicals               2     2     2     2       8     2     2
                                ---   ---   ---   ---   -----   ---   ---
TOTAL                            25    25    26    26     102    27    28

CAPITAL SPENDING
Titanium Dioxide                 12    11    14    24      61     7    10
Acetyls                          --    --     1    --       1    --    --
Specialty Chemicals               1     1     3     4       9     1     1
                                ---   ---   ---   ---   -----   ---   ---
TOTAL                            13    12    18    28      71     8    11

----------
(1) The Other segment includes $1 million of reorganization costs in the second quarter of 2003 and a $5 million adjustment of reserves due to favorable resolution of environmental claims reserved for in prior years in the second quarter of 2002.

*Restated

                            MILLENNIUM CHEMICALS INC.
                           CONSOLIDATED BALANCE SHEETS
                                   (Millions)

Table III

                                                   June 30,   December 31,
                                                     2003         2002
                                                   --------   ------------
                                                               (Restated)
ASSETS
Current assets
   Cash and cash equivalents                        $  155       $  125
   Trade receivables, net                              221          210
   Inventories                                         439          406
   Other current assets                                 78           78
                                                    ------       ------

         Total current assets                          893          819

Property, plant and equipment, net                     866          862
Investment in Equistar                                 506          563
Other assets                                            53           46
Goodwill                                               106          106
                                                    ------       ------

         Total assets                               $2,424       $2,396
                                                    ======       ======

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
      Notes payable                                 $   --       $    4
      Other short-term borrowings                       14           14
      Current maturities of long-term debt               9           12
      Trade accounts payable                           233          274
      Income taxes payable                              43           44
      Accrued expenses and other liabilities           112          127
                                                    ------       ------

         Total current liabilities                     411          475

Long-term debt                                       1,328        1,212
Deferred income taxes                                  303          337
Other liabilities                                      386          388
                                                    ------       ------

         Total liabilities                           2,428        2,412

Minority interest                                       27           19
Shareholders' equity                                   (31)         (35)
                                                    ------       ------

         Total liabilities and shareholders'
            equity                                  $2,424       $2,396
                                                    ======       ======

                            MILLENNIUM CHEMICALS INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Millions)

TABLE IV

                                                             Six months ended
                                                                  June 30,
                                                             -----------------
                                                              2003     2002
                                                             -----   ---------
                                                                     (Restated)
Cash flows from operating activities:
   Net loss                                                  $(36)     $(336)
   Adjustments to reconcile net loss to net cash
      (used in) provided by operating activities:
        Cumulative effect of accounting change                  1        305
        Depreciation and amortization                          55         50
        Deferred income tax benefit                           (32)       (28)
        Loss on Equistar investment                            57         45
        Net change in trade working capital                   (68)        25
        Minority interest and other                             5          4
        Net change in other assets and liabilities            (24)       (51)
                                                             ----      -----

Cash (used in) provided by operating activities               (42)        14
                                                             ----      -----

Cash flows from investing activities:
   Capital expenditures                                       (19)       (25)
                                                             ----      -----

Cash flows from financing activities:
   Dividends to shareholders                                  (17)        (9)
   Net proceeds of borrowings                                 101         27
                                                             ----      -----

Cash provided by financing activities                          84         18
                                                             ----      -----

Effect of exchange rate changes on cash                         7          1
                                                             ----      -----
Increase in cash and cash equivalents                          30          8
Cash and cash equivalents at beginning of year                125        114
                                                             ----      -----

Cash and cash equivalents at end of period                   $155      $ 122
                                                             ====      =====

                            MILLENNIUM CHEMICALS INC.
                     EARNINGS (LOSS) AND EPS RECONCILIATION
                        (Millions, except per share data)

Table V

                                          Three months ended     Three months ended
                                            June 30, 2003           June 30, 2002
                                          ------------------   -----------------------
                                                                  Net
                                                                 Income
                                          Net Loss     EPS       (Loss)        EPS
                                          --------   ------    ----------   ----------
                                                               (Restated)   (Restated)
Reported GAAP                               $ (9)    $(0.14)    $   2        $ 0.02

Reorganization costs                           1       0.02        --            --
Legacy claims                                 --         --        (3)        (0.04)
Company's share of Equistar's
   debt prepayment cost                        4       0.06        --            --
                                            ----      ------      ----       -------

Adjusted GAAP                               $ (4)    $(0.06)    $  (1)       $(0.02)
                                            ====     ======     =====        =======

                                          Six months ended       Six months ended
                                           June 30, 2003           June 30, 2002
                                          -----------------   ----------------------
                                          Net Loss    EPS      Net Loss        EPS
                                          --------   ------   ----------   ----------
                                                              (Restated)   (Restated)
Reported GAAP                               $(36)    $(0.56)    $(336)       $(5.29)

Cumulative effect of accounting change:
   Goodwill write-off                         --         --       305          4.80
   Asset retirement obligations                1       0.02        --            --
Reorganization costs                           1       0.02        --            --
Legacy claims                                 --         --        (3)        (0.04)
Company's share of Equistar's:
   Loss on sale of assets                      3       0.05        --            --
   Debt prepayment cost                        4       0.06        --            --
                                            ----     ------     -----        ------

Adjusted GAAP                               $(27)    $(0.41)    $ (34)       $(0.53)
                                            ====     ======     =====        =======